Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use and incorporation by reference of our reports dated October 20, 2010 on the financial statements of the Columbia Diversified Bond Fund of the RiverSource Diversified Income Series, Inc included in the Annual Reports for the period ended August 31, 2010, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 67 to the Registration Statement (Form N-1A, No. 2-51586) of the RiverSource Diversified Income Series, Inc.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
October 25, 2010